ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 19, 2005 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, and Emmis Television License, LLC, an Indiana limited liability company (collectively, “Seller”), and Journal Broadcast Corporation, a Nevada corporation (“JBC”), and Journal Broadcast Group, Inc., a Wisconsin corporation and a wholly-owned subsidiary of JBC (“JBG”) (JBC and JBG, collectively, “Buyer”).

Recitals

        A.        Seller owns and operates the following television broadcast stations (each a “Station” and collectively the “Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):

WFTX(TV), Cape Coral, Florida
KMTV(TV), Omaha, Nebraska
KGUN(TV), Tucson, Arizona

        B.        Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).

Agreement

        NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1:   PURCHASE OF ASSETS

        1.1.       Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are used or held for use in the operation of the Stations (the “Station Assets”), including without limitation the following:

            (a)        all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Stations (the “FCC Licenses”), including thosedescribed on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing in accordance with Article 4;

        (b)        all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Stations, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and in accordance with Article 4 (the “Tangible Personal Property”);

            (c)        all of Seller’s real property used or held for use in the operation of the Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1(c) (the “Real Property”);

            (d)        all agreements for the sale of advertising time on the Stations, and all other contracts, agreements and leases used in the Stations’ business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);

            (e)        all of Seller’s rights in and to the Stations’ call letters and Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Stations, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”); and

            (f)        Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Stations, including the Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below).

        1.2.       Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):

            (a)        all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

            (b)        all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;

            (c)        all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;

            (d)        Seller’s corporate and trade names unrelated to the operation of the Stations (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Stations, and all records not relating to the operation of the Stations;

            (e)        all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

            (f)        all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

            (g)        the Stations’ accounts receivable and any other rights to payment of cash consideration (including without limitation all rights to payments under the Stations’ network affiliation agreements, whether or not offset) for goods or services provided prior to the Effective Time (defined below) or commencement of the LMA (defined below), as applicable (the “A/R”);

            (h)        any computer software and programs used in the operation of the Stations that are not transferable;

            (i)        all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Stations and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time;

            (j)        all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.7;

            (k)        all claims of Seller with respect to any tax refunds;

            (l)        computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations; and

            (m)        the assets listed on Schedule 1.2, and the slogan “Great Media, Great People, Great Service.”

        1.3.       Shared Assets.

            (a)        Some of the Station Contracts may be used in the operation of multiple stations or other business units (the “Shared Contracts”) and are identified as such on Schedule 1.1(d). The rights and obligations under the Shared Contracts shall be equitably allocated among stations in a manner reasonably determined by Seller in accordance with the following equitable allocation principles:

                (i)        any allocation set forth in the Shared Contract shall control;

                (ii)        if none, then any allocation previously made by Seller in the ordinary course of Station operations shall control;

                (iii)        if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and

                (iv)        if not quantifiable, then reasonable accommodation shall control.

            (b)        Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.

            (c)        Seller operates a centralcasting facility serving WKCF (Orlando), WVUE (New Orleans), WFTX (Cape Coral) and WALA and WBPG (Mobile-Pensacola). Since the Stations include WFTX (Cape Coral), then the terms set forth on Schedule 1.3 shall apply. Assets used in the operation of such facility are Excluded Assets. If any Schedule attached hereto includes any such items, then such items are nonetheless Excluded Assets. If applicable, at Closing, the parties shall enter into the agreements set forth on Schedule 1.3, in the forms attached hereto as Exhibit 1.3 (or, where appropriate, the parties shall execute an assignment and assumption agreement with respect to such agreements).

        1.4.       Assumption of Obligations. On the Closing Date (defined below), Buyer shall assume the obligations of Seller arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses, the obligations described in Section 5.7 and any other liabilities of Seller to the extent, and only to the extent, Buyer receives a credit therefor under Section 1.7 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller (the “Retained Obligations”).

        1.5.       Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of Two Hundred Thirty-Five Million Dollars ($235,000,000), subject to adjustment pursuant to Section 1.7 (the “Purchase Price”).

        1.6.       Deposit. Within one (1) business day of the date of this Agreement, Buyer shall make a cash deposit in immediately available funds in an amount equal to 10% of the Purchase Price (the “Deposit”) with Bank of America (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”) of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be disbursed to Seller and applied to the Purchase Price and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller and credited as partial payment of liquidated damages under Section 10.5. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Deposit within one (1) business day of the date hereof constitutes a material default as to which the Cure Period under Section 10.1 does not apply entitling Seller to immediately terminate this Agreement.

        1.7.       Prorations and Adjustments.

                (a)        Subject to the LMA (as applicable), all prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Stations shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”). Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, employee performance incentives set forth in employment agreements or annual compensation plans Buyer is assuming hereunder, any vacation for Transferred Employees (defined below) (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for all of the Stations’ deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Stations prior to Closing or commencement of the LMA, as applicable, shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Stations after Closing or commencement of the LMA, as applicable, shall be the responsibility of Buyer.

            (b)        With respect to trade, barter or similar agreements for the sale of time for goods or services (“Barter”) assumed by Buyer pursuant to Section 1.1(d), if at Closing the Stations have an aggregate negative or positive Barter balance (i.e., the amount by which the value of air time to be provided by the Stations after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive Barter balance of the Stations as an aggregate exceeds $35,000 per Station, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining Barter balances, the value of air time shall be based upon the value of the goods and services provided, and goods and services shall include those to be received by the Stations after Closing plus those received by the Stations before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.

            (c)        No later than three (3) business days prior to the scheduled Closing date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount (defined below) as of Closing (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.7. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Stations, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.7(d) shall apply.

            (d)        If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.7(c), then Seller and Buyer shall select an independent accounting firm of recognized national standing (the “Arbitrating Firm”) to resolve the disputed items. If Seller and Buyer do not agree on the Arbitrating Firm within five (5) calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a nationally recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination and whether its determination is within the Mid-Range (defined below) or if not, whether it is closer to Buyer’s or Seller’s written determination of the Adjustment Amount. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.

            (e)        If the Arbitrating Firm’s determination of the Adjustment Amount is within the Mid-Range, then Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, then Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, then Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term “Mid-Range” means a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the average of such written positions of Buyer and Seller.

            (f)        Concurrently with the payment of any amount required to be paid under Section 1.7(c) or (d), the payor shall pay the payee interest on such amount for the period from the Closing Date until the date paid at a rate equal to seven percent (7%) per annum. All payments to be made under Section 1.7 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

        1.8.       Allocation. After Closing, Buyer and Seller will engage a mutually agreeable appraiser (with the fees and expenses thereof to be equally shared) to allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Seller shall file its federal income tax returns and its other tax returns reflecting the allocation made by such appraiser pursuant to this Section.

        1.9.       Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the date of the FCC Consent pursuant to the FCC’s initial order (or on such earlier day after such consent as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions set forth in Articles 6 or 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

        1.10.       Governmental Consents.

            (a)        Within five (5) business days of the date of this Agreement, except as provided by Section 1.12, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to JBC. FCC consent to the assignment of the main station and Tucson translator FCC Licenses to JBC is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible.

            (b)        If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

            (c)        Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”

        1.11.       Renewal. The main station FCC Licenses expire on the dates set forth on Schedule 1.1(a). If due prior to Closing and if not previously filed, then Seller shall timely file FCC renewal applications with respect to the Stations and thereafter prosecute such applications. The parties acknowledge that under current FCC policy, either the FCC will not grant an assignment application while a renewal application is pending, or the FCC will grant an assignment application with a renewal condition. If the FCC Application is granted subject to a renewal condition, then the term “FCC Consent” shall mean FCC consent to the FCC Application and satisfaction of such renewal condition.

        1.12.       Multiple Closings. To comply with the FCC’s multiple ownership rules, prior to Closing with respect to KMTV (Omaha), Buyer must consummate the divestiture of two or more radio stations now owned by it that are located in the market in which KMTV is located. Notwithstanding anything in this Agreement to the contrary:

            (a)        the FCC Application shall consist of separate applications (each a “Partial Application”), one for WFTX and KGUN (the “Primary Application”) which shall be filed at the time provided by Section 1.10(a), and one for KMTV (the “KMTV Application”) which shall be filed no later than the date on which the application for FCC consent for the last necessary Omaha radio divestiture is filed;

            (b)        if the Primary Application is granted before the KMTV Application, then the transactions contemplated by this Agreement shall be consummated in two separate Closings (each a “Partial Closing”) as follows:

                (i)        at a Closing (the “First Closing”) on the fifth business day after the date of the FCC Consent with respect to the Primary Application (subject to the satisfaction or waiver of the applicable conditions set forth in Articles 6 or 7 below), (A) Buyer shall pay Seller the Purchase Price less $10,000,000, and (B) Seller shall convey to Buyer all Station Assets other than the KMTV FCC Licenses;

                (ii)        at a second Closing (the “Second Closing”) on the fifth business day after the date of the FCC Consent with respect to the KMTV Application (subject to the satisfaction or waiver of the applicable conditions set forth in Articles 6 or 7 below), (A) Buyer shall pay Seller the balance of the Purchase Price, and (B) Seller shall convey the KMTV FCC Licenses; and

                (iii)        at the First Closing, (A) the Outside Date (defined below) for KMTV shall be extended to October 15, 2008, provided, however, that if the FCC Consent for KMTV has not been obtained at least five (5) business days prior to October 15, 2008 due to allegations concerning Seller’s licensee qualifications, the Outside Date shall automatically be extended until five (5) business days after the date of the FCC Consent with respect to KMTV, and (B) the parties shall enter into a local programming and marketing agreement with respect to KMTV (the “LMA”) in the form attached hereto as Exhibit A, and (C) Buyer shall provide Seller the rent-free use of those KMTV Station Assets that are necessary for Seller to comply with its obligations under the KMTV FCC Licenses and the LMA during the term thereof (and, if the LMA term ends without an assignment of the KMTV FCC Licenses to Buyer, then such facility use term may be extended by Seller for one year thereafter); and

            (c)        taking into account such multiple closings:

                (i)        the terms “Closing,” “Closing Date,” “FCC Application” and “FCC Consent” shall mean, and refer separately to, the applicable Partial Closing, the date on which such Partial Closing occurs (or is to occur), the applicable Partial Application, and the applicable partial FCC Consent, each as the context requires;

                (ii)        with respect to each Partial Closing, the provisions of this Agreement that apply before, at or after a Closing shall apply before, at or after the applicable Partial Closing;

                (iii)        for purposes of Section 9.2(b), with respect to each Partial Closing, the maximum liability amount shall be determined based upon the portion of the Purchase Price paid at such Partial Closing; and

                (iv)        any termination of this Agreement prior to the first Partial Closing shall constitute a termination of this Agreement in its entirety, but after the first Partial Closing, any termination of this Agreement shall constitute a termination only with respect to the Station Assets not subject to any prior Partial Closing, each Partial Closing and each partial payment of the Purchase Price being final and non-rescindable; provided, however, that if after the First Closing and before the Second Closing the main station FCC Licenses for KMTV are revoked or renewal thereof is denied by Final Order (defined below) other than as a result of a breach or default by Buyer under the LMA, then the parties will cooperate in good faith to restore the status quo ante as to KMTV, including but not limited to (a) the reassignment, transfer and conveyance from Buyer to Seller of the Station Assets relating to KMTV that are still in existence as the same were assigned, transferred and conveyed to Buyer at the First Closing; (b) the assumption by Seller and the assignment by Buyer of all liabilities, obligations and commitments of Buyer arising or accruing on or after the date of termination pursuant to the KMTV Station Contracts included in the reconveyed assets, which liabilities, obligations and commitments shall be prorated to the effective date of termination; (c) the offer by Seller of employment to all persons employed by Buyer at KMTV immediately prior to the effective date of termination upon substantially the same terms and conditions and with substantially the same duties and benefits as in effect immediately preceding the effective date of termination; and (d) the repayment by Seller to Buyer of the portion of Purchase Price that is attributable to KMTV.

ARTICLE 2:   SELLER REPRESENTATIONS AND WARRANTIES

        Seller makes the following representations and warranties to Buyer:

        2.1.       Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.

        2.2.       Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.3.       No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby does not conflict with any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party.

        2.4.       FCC Licenses. Except as set forth on Schedule 1.1(a):

            (a)        Seller is the holder of the FCC Licenses described on Schedule 1.1(a). Seller has delivered true and complete copies of the main station and Tucson translator FCC Licenses to Buyer. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. The issuance by the FCC of each of the main station and Tucson translator FCC Licenses are Final Orders. “Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

            (b)        Other than matters affecting the television industry generally, Seller has no reason to believe that the FCC will not renew the FCC Licenses in the ordinary course. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against Seller with respect to the Stations that could result in any such action. Except as disclosed on Schedule 1.1(a), Seller has no knowledge of any petition, complaint, proceeding or other action pending or threatened at the FCC that materially adversely affects the Stations, other than proceedings affecting the broadcast television industry generally. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.

            (c)        As of the date of this Agreement, Seller has no applications before the FCC relating to the operation of the Stations.

            (d)        Each Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Stations are broadcasting the DTV signal in accordance with such authorization in all material respects.

            (e)        Seller does not hold any of the FCC Licenses pursuant to any waiver of any FCC rule, regulation or policy, and there are no matters related to Seller which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.

        2.5.       Taxes. Seller has, in respect of the Stations’ business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

        2.6.       Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets, subject to Section 1.3(c). Except as set forth on Schedule 1.1(b), Seller has title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”) other than Permitted Liens (defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, the shared use arrangements described in Section 1.3, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations.

        2.7.       Real Property. Schedule 1.1(c) contains a description of all Real Property included in the Station Assets, subject to Section 1.3(c). Seller has fee simple title to the owned Real Property described on Schedule 1.1(c) (the “Owned Real Property”) free and clear of Liens other than Permitted Liens and except as set forth on Schedule 1.1(c). Schedule 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts (the “Real Property Leases”). To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.

        2.8.       Contracts. Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

        2.9.       Environmental. Except as set forth on Schedule 1.1(c) or in any Phase I (defined below), to Seller’s knowledge:

            (a)        No hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported, discharged, released, or disposed of at, on, in, from, or to the owned or ground leased Real Property, or, to Seller’s knowledge, the other Real Property, other than in compliance in all material respects with applicable environmental, health or safety laws.

            (b)        Seller has complied in all material respects and is in compliance in all material respects with all environmental, health and safety laws applicable to the Stations. Seller has not been threatened with, received notice of and is not subject to any decree, judgment, order, citation, claim, complaint or demand based on any alleged violation of or liability under applicable environmental laws with respect to the Real Property and/or the operations of the Station Assets.

            (c)        To Seller’s knowledge, there are no underground storage tanks on the Owned Real Property or used in the operations of the Station Assets.

        2.10.       Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party rights in any material respect. Except as set forth on Schedule 1.1(e), Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

        2.11.       Employees. Except as set forth on Schedule 2.11, (i) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Stations’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (ii) there is no unfair labor practice charge or complaint against Seller in respect of the Stations’ business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Stations’ business.

        2.12.       Insurance. Seller maintains insurance policies or other arrangements with respect to the Stations and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.

        2.13.       Compliance with Law. Except as set forth on Schedule 2.13, (i) Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Stations, and (ii) Seller has received no written notice of any pending governmental claims or investigations and, to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller, in each case in respect of the Stations, except those affecting the industry generally.

        2.14.       Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Stations that will subject Buyer to liability or which will affect Seller’s ability to perform its obligations under this Agreement.

        2.15.       Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Stations for the years ended February 29, 2004 and February 28, 2005. Such statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but such statements are not separately audited). Such statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Stations as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among the Stations as determined by Seller, and (ii) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases, certain revenues and expenses associated with operating the Stations as a group and expenses attributable to the adoption of accounting pronouncements.

        2.16.       Station Assets. The Station Assets include all assets and properties, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or are currently used or held for use in, the business of the Stations as presently conducted, except for the Excluded Assets.

ARTICLE 3:   BUYER REPRESENTATIONS AND WARRANTIES

        Buyer hereby makes the following representations and warranties to Seller:

        3.1.       Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is (or if not required until Closing, as of Closing will be) qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

        3.2.       Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3.       No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.

        3.4.       Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

        3.5.       Qualification. Except as set forth in Section 1.12 with respect to KMTV (Omaha), Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC; there are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations; no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained; and there are no matters related to Buyer which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.

ARTICLE 4:   SELLER COVENANTS

        4.1.       Seller’s Covenants. Between the date hereof and Closing, except as contemplated by Schedule 1.3 and subject to the LMA (as applicable), and except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:

            (a)        operate the Stations in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

            (b)        not materially adversely modify any of the FCC Licenses, or take any action or fail to take any action if such action or failure to act would result in a materially adverse modification to any of the FCC Licenses;

            (c)        not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

            (d)        upon reasonable notice, give Buyer reasonable access during normal business hours to the Station Assets for purposes of, among other things, installing equipment relating to certain master control functions and traffic systems, transferring certain traffic information and the training of traffic staff, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Stations;

            (e)        provide Buyer copies of internal monthly statements of operations regarding the Stations on an unconsolidated basis promptly after generation by Seller and in the form generated by Seller and any other financial information for the Stations reasonably requested by Buyer;

            (f)        except in the ordinary course of business and as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Stations, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement; and

            (g)        not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts, except that Seller shall, prior to Closing, use commercially reasonable efforts (with no obligation to succeed) to extend (i) the Fox network affiliation agreement for WFTX (Cape Coral) for a period of no less than two (2) years from the current expiration date thereof and on terms no more onerous to Buyer than are the terms to Seller or WFTX under the existing Fox network affiliation agreement and (ii) the CBS network affiliation agreement for KMTV (Omaha) for a period of no less than two (2) years from the current expiration date thereof and on terms no more onerous to Buyer than are the terms to Seller or KMTV under the existing CBS network affiliation agreement.

ARTICLE 5:   JOINT COVENANTS

        Buyer and Seller hereby covenant and agree as follows:

        5.1.       Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.

        5.2.       Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.

        5.3.       Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

        5.4.       Risk of Loss.

            (a)        Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

            (b)        If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:

                (i)        Seller shall use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business,

                (ii)        Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such condition, and

                (iii)        if such repair or replacement is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation, provided that such access and assistance shall not be exercised in a manner that unreasonably interferes with the operation of the Stations).

            (c)        If a Station is off the air prior to Closing, then Seller shall use commercially reasonable efforts to return the Station to the air as promptly as practicable in the ordinary course of business. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing a Station is off the air or an analog main station or Tucson translator is operating with a material reduction in coverage, then Closing shall be postponed until the date five (5) business days after the Station returns to the air and, if applicable, such coverage is substantially corrected, subject to Section 10.1.

        5.5.       Environmental.

            (a)        Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.1(c), if any(each a “Phase I”). Buyer shall not conduct further environmental assessments of any Real Property prior to Closing.

            (b)        One of the Phase I’s identified the item set forth on Schedule 1.1(c). With respect to such item:

                (i)        Seller shall use commercially reasonable efforts to remediate such item in all material respects in the ordinary course of business and in accordance with all applicable environmental laws,

                (ii)        Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account such item, and

                (iii)        if such remediation is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall remediate such item in all material respects and in accordance with all applicable environmental laws as soon as reasonably practical after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation, provided that such access and assistance shall not be exercised in a manner that unreasonably interferes with the operation of the Stations).

        5.6.       Consents.

            (a)        The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt of consent to assign to JBG the WFTX (Cape Coral) and KMTV (Omaha) network affiliation agreements without any material adverse conditions and the Stations’ main tower leases designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).

            (b)        To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.

        5.7.       Employees.

            (a)        For a period of two (2) years from the date of this Agreement, Buyer shall not, without the prior written consent of Seller, solicit for employment or induce or attempt to induce to leave Seller’s or an affiliate of Seller’s employ, any employees of Seller or its affiliates staffed in Seller’s Indianapolis headquarters or at any other television station owned by Seller or its affiliates (other than general solicitations not directed solely to any such employees).

            (b)        If the Stations include any stations identified in Section 1.3(c) or 1.3(d), then any shared employees shall be allocated as set forth on Schedule 1.3. With respect to such shared employees, the terms of this Section 5.7 shall apply only to those who are allocated to Buyer pursuant to Schedule 1.3, and Buyer shall not solicit for employment those who are not allocated to Buyer (other than general solicitations not directed solely to any such employees).

            (c)        Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Stations. Except as provided by Section 5.7(b), Buyer shall offer employment to all persons employed by Seller immediately prior to Closing (or commencement of the LMA, as applicable) (including any hired after the date hereof in the ordinary course of business or in connection with any bifurcation of operations contemplated by Schedule 1.3) upon substantially the same terms and conditions and with substantially the same duties and benefits as in effect immediately preceding the Closing, including but not limited to wages, salaries, commission rate (if applicable) and target bonuses (all determined on a cash basis before taking into account Seller’s stock compensation program). With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), at Closing employment with Seller shall terminate and employment with Buyer shall commence, and Buyer shall retain each such employee on such terms for a period of not less than one (1) year after Closing, unless terminated for cause. Without limiting the foregoing, with respect to any Transferred Employee, Buyer shall be responsible for any applicable severance in accordance with Seller’s severance policy (a copy of which has been provided to Buyer).

            (d)        With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).

            (e)        Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.

            (f)        Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.

        5.8.       Accounting Services.

            (a)        For a period of one hundred twenty (120) days after Closing or commencement of the LMA, as applicable (the “Collection Period”), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the A/R in the ordinary course of business and shall apply all amounts collected from the Stations’ account debtors to the invoice specified by the account debtor, provided that, to the extent no such specification is made by the account debtor, such amounts collected shall be applied to the oldest, undisputed account of such debtor. Any amounts relating to the A/R that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any A/R and Buyer shall refer any disputed A/R to Seller. Within ten calendar days after the end of each month, Buyer shall deliver to Seller a report showing A/R collections for the prior month and Buyer shall make a payment, without offset, to Seller equal to the amount of all such collections. At the end of the Collection Period, any remaining A/R shall be returned to Seller for collection.

            (b)        During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Stations’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Stations for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Stations’ employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.

        5.9.       1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith.

        5.10.       ABC Affiliation. Buyer acknowledges that the ABC network affiliation for KGUN (Tucson) consists only of a term sheet and not a long-form network affiliation agreement and that Seller has no obligation to negotiate or execute a long-form network affiliation agreement for KGUN. No ABC consent is a condition to Closing under this Agreement.

ARTICLE 6:   SELLER CLOSING CONDITIONS

        The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

        6.1.       Representations and Covenants.

            (a)        The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.

            (b)        The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.

            (c)        Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

        6.2.       Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

        6.3.       FCC Authorization. The FCC Consent shall have been obtained.

        6.4.       Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

    6.5.        Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.

ARTICLE 7:   BUYER CLOSING CONDITIONS

        The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

        7.1.       Representations and Covenants.

            (a)        The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for Section 2.9 and changes permitted or contemplated by the terms of this Agreement.

            (b)        The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects except for Section 5.5.

            (c)        Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

        7.2.       Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

        7.3.       FCC Authorization. The FCC Consent shall have been obtained.

        7.4.       Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

        7.5.       Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.

        7.6.       Consents. The Required Consents shall have been obtained.

ARTICLE 8:   CLOSING DELIVERIES

        8.1.       Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

                (i)        good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;

                (ii)        certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                (iii)        the certificate described in Section 7.1(c);

                (iv)        an assignment of FCC authorizations assigning the FCC Licenses from Seller to JBC;

                (v)        an assignment and assumption of contracts assigning the Station Contracts from Seller to JBG;

                (vi)        an assignment and assumption of leases assigning the Real Property Leases (if any) from Seller to JBG;

                (vii)        special warranty deeds conveying the Owned Real Property (if any) from Seller to JBG;

                (viii)        an assignment of marks assigning the Stations’ registered marks listed on Schedule 1.1(e) (if any) from Seller to JBG;

                (ix)        domain name transfers assigning the Stations’ domain names listed on Schedule 1.1(e) (if any) from Seller to JBG;

                (x)        endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to JBG;

                (xi)        a bill of sale conveying the other Station Assets from Seller to JBG;

                (xii)        the LMA; and

                (xiii)        any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.

        8.2.       Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

                (i)        the Purchase Price in accordance with Section 1.5 hereof;

                (ii)        good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;

                (iii)        certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                (iv)        the certificate described in Section 6.1(c);

                (v)        an assignment and assumption of contracts assuming the Station Contracts;

                (vi)        an assignment and assumption of leases assuming the Real Property Leases (if any);

                (vii)        domain name transfers assuming the Stations’ domain names listed on Schedule 1.1(e) (if any);

                (viii)        the agreements in the form of Exhibit 1.3 hereto, if applicable, and any agreements required in connection therewith;

                (ix)        the LMA; and

                (x)        such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.

ARTICLE 9:   SURVIVAL; INDEMNIFICATION

        9.1.       Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that (a) representations and warranties set forth in Section 2.9 shall survive for a period of five (5) years from the Closing Date whereupon they shall expire and be of no further force or effect and (b) if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.

        9.2.       Indemnification.

            (a)        Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer arising out of or resulting from:

                (i)        any breach by Seller of its representations and warranties made under this Agreement, except those made in Section 2.9; or

                (ii)        any default by Seller of any covenant or agreement made under this Agreement, except those made in Section 5.5; or

                (iii)        any default by Seller of the representations and warranties made under Section 2.9 or the covenants or agreements made under Section 5.5; or

                (iv)        the Retained Obligations; or

                (v)        the business or operation of the Stations before the Effective Time.

            (b)        Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under clauses (i) and (ii) of Section 9.2(a) until, and only to the extent that, Buyer’s aggregate Damages exceed $500,000 per Station; (ii) the maximum liability of Seller under clauses (i) and (ii) of Section 9.2(a) shall be an amount equal to 20% of the Purchase Price; and (iii) the maximum liability of Seller under clause (iii) of Section 9.2(a) shall be an amount equal to $5,000,000 less the amount of Seller’s remediation costs under Section 5.5(b).

            (c)        From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from:

                (i)        any breach by Buyer of its representations and warranties made under this Agreement; or

                (ii)        any default by Buyer of any covenant or agreement made under this Agreement; or

                (iii)        the Assumed Obligations; or

                (iv)        the business or operation of the Stations after the Effective Time.

        9.3.       Procedures.

            (a)        The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1, if applicable.

            (b)        The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

            (c)        Anything herein to the contrary notwithstanding:

                (i)        the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

                (ii)        the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

                (iii)        in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

ARTICLE 10:   TERMINATION AND REMEDIES

        10.1.       Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

            (a)        by mutual written consent of Buyer and Seller;

            (b)        by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);

            (c)        by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to make the Deposit within one (1) business day of the date hereof and to pay the Purchase Price at Closing; or

            (d)        by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by May 31, 2006 (the “Outside Date”), except as provided by Section 1.12.

        10.2.       Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.

        10.3.       Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement.Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.6 (Deposit) (and Sections 10.4 and 10.5 with respect to the Deposit), 5.1 (Confidentiality) and 11.1 (Expenses) shall survive any termination of this Agreement.

        10.4.       Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

        10.5.       Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c) prior to the First Closing, then Buyer shall pay Seller on demand an amount equal to 20% of the Purchase Price by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

ARTICLE 11:   MISCELLANEOUS

        11.1.       Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid by the party upon whom the applicable governmental authority imposes the fee or charge (or shall be shared equally if not imposed upon either party). Buyer shall be solely responsible for all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

        11.2.       Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

        11.3.       Assignment. Except as provided by Section 5.9 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, that following the First Closing, Buyer may assign its rights to acquire the KMTV FCC Licenses to an FCC-qualified third party without Seller’s consent upon delivery to Seller of a written assumption of this Agreement. No such assignment shall release Buyer from any liability or obligation hereunder. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

        11.4.       Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation One Emmis Plaza 40 Monument Circle, Suite 700 Indianapolis, Indiana 46204 Attention: President and CEO Facsimile: (317) 684-5583

with copies (which shall not constitute notice) to:	Emmis Communications Corporation 3500 W. Olive Avenue, Suite 1450 Burbank, California 91505 Attention: Gary Kaseff Facsimile: (818) 238-9158

Wiley Rein & Fielding LLP 1776 K Street, N.W. Washington, D.C. 20006 Attention: Doc Bodensteiner Facsimile: (202) 719-7049

Bose McKinney & Evans, LLP 2700 First Indiana Plaza 135 N. Pennsylvania Street Indianapolis, Indiana 46204 Attention: David L. Wills Facsimile: (317) 223-0125

if to Buyer:	c/o Journal Communications, Inc. 333 West State Street Milwaukee, Wisconsin 53203 Attention: Chairman and CEO Facsimile: (414) 224-2469

with a copy (which shall not constitute notice) to:	Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Benjamin F. Garmer, III Russell E. Ryba Facsimile: (414) 297-4900

        11.5.       Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

        11.6.       Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and any other agreement executed on the date hereof in connection herewith) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Stations’ revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Stations.

        11.7.       Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

        11.8.       No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

        11.9.       Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

        11.10.       Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

        11.11.       Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.

        11.12.       Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	JOURNAL BROADCAST CORPORATION
By: /s/ Douglas G. Kiel
Name: Douglas G. Kiel
Title: Vice President
JOURNAL BROADCAST GROUP, INC.
By: /s/ Steven J. Smith
Name: Steven J. Smith
Title: Chairman
SELLER:	EMMIS TELEVISION BROADCASTING, L.P.
By: Emmis Operating Company, its general partner
By: /s/ Jeff Smulyan
Name: Jeff Smulyan
Title: President and CEO
EMMIS TELEVISION LICENSE, LLC
By: /s/ Jeff Smulyan
Name: Jeff Smulyan
Title: President and CEO